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                                                                  Exhibit (p)(3)

4.02 Employee Brokerage Accounts

Banc One Investment Advisors Corporation ("BOIA") requires each employee to report covered brokerage accounts and covered security transactions. New employees must report covered brokerage accounts by completing and submitting the Brokerage Account Information form within 10 calendar days of their employment start date. All employees must update their report of covered brokerage accounts annually by completing and submitting the Brokerage Account Information annual report by January 10/th/ each calendar year.

The following accounts are "covered brokerage accounts" under this policy: accounts of the employee, accounts of employee family members including spouse, minor children or immediate family members living in the same household, accounts where the employee is named as trustee, or any account in which the employee derives an direct or indirect benefit or exercises security trading or selection discretion (i.e. self-directed IRA's, custodial accounts).

Accounts that hold only registered investment company securities are not "covered brokerage accounts," however, employees must report their One Group Mutual Funds accounts on the Brokerage Account Information form.

Effective January 1, 2004, holdings of One Group Mutual Funds must be maintained fund direct through One Group Dealer Services, Inc. ("OGDS"), fund direct through BOSC, fund direct through a 3/rd/ party broker or in a BOSC brokerage account and all other covered brokerage accounts must be maintained at the following firms only:

Banc One Securities Corporation, Charles Schwab, Fidelity, E-Trade, Smith Barney, Merrill Lynch, and Brown and Co. and Morgan Stanley.

Employees must move all "covered brokerage accounts" to one of the listed firms by April 1, 2004.

Employees joining BOIA after January 1, 2004, must move "covered brokerage accounts" to one of these firms within 90 days after date of employment.

Employees must contact the broker/dealer for each of the employee's "covered brokerage accounts" and request that the broker/dealer send duplicate confirmations of each security transaction and copies of each brokerage statement to the BOIA Compliance Department. Duplicate statements and confirmations are not required for accounts that hold only One Group Mutual Funds.

Managed brokerage accounts (accounts over which employees do not have security trading or selection authority) are not covered brokerage accounts. Accordingly, employees are not required to maintain such accounts at one of the listed firms. However they must provide copies of the managed brokerage account contract to Compliance for review and approval. In addition, employees are permitted to maintain "fund direct" accounts directly with a mutual fund company and stock purchase plans directly with a company.

There are some circumstances under which an employee's spouse is required by the spouse's employer to maintain brokerage accounts at certain brokerage firms other than those firms listed above. In that instance, an employee may request an exception to this policy from the Senior Managing Director of their line of business. The employee must provide the Senior Managing

                                  Banc One Investment Advisors Compliance Manual

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Director with the policy language of the spouse's employer for review. The
Senior Managing Director must provide a copy of the exception approval and the policy language to the Compliance Department for retention in the employee's personal trading file.

Every employee will complete the Brokerage Account Information form at the time of his or her initial employment with BOIA. In addition, on an annual basis, each employee will be required to update his or her Brokerage Account Form. Employees will confirm previously reported accounts, provide information on new accounts and report the closing of any accounts. Employees should also contact the Compliance Department when opening or closing an account that was not reported at the time of their initial employment or during an annual account update.

The Compliance Officer must maintain the reviewed account statements in a separate file for each employee. These files must be preserved for a continuous period of seven years.

                                                                Amended 01/20/04

                                  Banc One Investment Advisors Compliance Manual